Exhibit 99.1

NATHANIEL ENERGY CORPORATION INVITED TO PRESENT AT THE 17TH ANNUAL WALL STREET ANALYST FORUM CONFERENCE IN NEW YORK

(February 24, 2006) -- ENGLEWOOD, Colo., /PRNewswire-FirstCall/ -- Nathaniel Energy Corporation (OTC Bulletin Board: NECX - News), is pleased to announce that it has been invited to present at The Wall Street Analyst Forum’s (WSAF) 17th Annual Analyst Conference to be held on Wednesday, March 1, 2006 at the Princeton Club in New York City.

Nathaniel Energy is one of a select group of public companies from the renewable energy industry that will feature presentations on their companies to analysts and portfolio managers. The WSAF renewable energy industry group highlights companies that share, strong corporate management, strong business fundamentals, an opportunity for revenue and earnings growth and a focus on increasing shareholder value.

Nathaniel Energy will make a forty minute presentation on March 1, 2006 beginning at 9:00 AM EST to analyst/portfolio managers from the vast majority of national money management firms that attend this conference in person and via webcast. Interested parties that would like to follow this meeting can attend via live webcast and retrieve it for thirty days following the event by using the link below to access the Nathaniel Energy PowerPoint presentation and our Chief Financial Officer presenting the information.

WSAF Webcast Link: http://www.investorcalendar.com/CEPage.asp?ID=100053

Nathaniel Energy Corporation (www.nathanielenergy.com) is a renewable energy company providing industry with clean thermal energy created from waste derived fuels equal to the thermal energy produced from fossil fuels. The Company, utilizing its proprietary patented technology, the Thermal Gasifier™, converts waste streams, biomass, tires and any other solid hydrocarbon-based material into thermal and electrical energy. The Thermal Gasifier’s™ operating exhaust emissions meet or exceed EPA and European Union air emission standards. The Company conducts its operations in three main areas: licensing, creating energy infrastructures and building and operating small waste-to-energy power plants. The Company has been in the fuel processing business, including used tire recycling and collection services, since 1997.

Statements in this press release other than historical facts are "forward-looking" statements within the meaning of section 27A of the Securities Act of 1933, section 21E of the Securities Exchange Act of 1934. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results. Future operating results of the Company are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward-looking statements. Readers are advised to review the “forward looking statements” included in our reports which are filed with the Securities and Exchange Commission.

Contact:

George A. Cretecos
303-690-8300
gcretecos@nathanielenergy.com
www.nathanielenergy.com